Exhibit 10.1

                  EMPLOYMENT LETTER BETWEEN THE REGISTRANT AND

                  BERNARD C. FAULKNER, DATED FEBRUARY 4, 2000


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February 4, 2000


Mr. Bernard Faulkner
3914 Charmal Place
Charlotte, NC 28226

Dear Bernie:

Thank you for your comprehensive analysis of Hurco's offer of employment and your relocation plan.

The following offer of employment, including compensation, explanation of benefits and relocation reimbursement plan supercedes my previous offer dated January 31, 2000, and has taken into consideration both your proposals and the needs of Hurco.

Position and Responsibilities:

o        President of Hurco's North American operations.

o        Assume effective date of March 1, 2000.

o The responsibilities include direct management of Autocon Technologies, Inc., Hurco Machine Tool Products and Hurco Metal Fabrication Products effective March 1, 2000, in lieu of a phased-in transition, which was discussed in our previous offer.

Compensation:

o        Base salary $150,000 annually.

o        Annual compensation and performance review January 2001.

o Executive Bonus Plan - The Company's Bonus Plan is November 1, 1999 to October 31, 2000, our fiscal year.

o        Annual bonus potential - $50,000.

o Thirty percent of your bonus is based on performance compared to specific personal objectives.

o Thirty percent of your bonus is based on performance compared to Division Operating Profit Business Plans.

o Forty percent of your bonus is based on the Corporation's performance when compared to the annual Corporate Financial Plan.

o You would have 8 months to affect the Fiscal 2000 Plan. Your Fiscal 2000 bonus potential assuming a March 1, 2000 start date: 8/12 of $50,000 = $33,328.

o        In  consideration  of  product  training,   organization  analysis  and
         immediate management responsibility of all three Divisions, the Company would guarantee $16,000 of a potential $33,328 bonus. The $16,000 guarantee, and any additional bonus earned, would be paid during January 2001.
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o        Specific personal, division and corporate financial objectives would be prepared and agreed upon with you during the first 30 days of employment.

o Stock options: 25,000 options subject to grant by the Compensation Committee and in accordance with the Company's 1997 Stock Option Plan. The option price will be the market price of the Company's stock at the date of grant.

o You are eligible to participate in the Executive Management Deferred Compensation Plan. An outline of the Plan is attached.

o The Company's 401(k) Plan contributes $.50 for each employee dollar invested, up to the maximum allowed by law and in accordance with the formula outlined in the Benefits Plan previously sent to you.

o Automobile: The Company agrees to pay for the remainder of your existing car lease and insurance up to a maximum of $8,400 per annum or $700 per month, or until the automobile is out of warranty, whichever comes first.

Social or Country Club:

o The Company will pay up to $200.00 per month dues and in addition, would pay normal expenses associated with the business use of the club.

Vacation:

o        Three weeks vacation would be available during year 2000.

Split Dollar Life Insurance:

o You are eligible to participate in the executive split dollar life insurance program in accordance with the split dollar insurance plan attached.

Health Coverage:

o The health plan, which you previously received, is supplemented by an S125 Medical Reimbursement Plan that permits $3,900 tax-deferred per year for ineligible medical or dental expenses. Orthodontia is not covered by the health plan and therefore the S125 Plan could be used. The Company would pay your COBRA costs for health insurance prior to your eligibility under Hurco's health plan.

Relocation Plan:

o Reimbursable expenses: The Company has modified the relocation policy in consideration of your special circumstances.

o        Assumption - the family relocates by June 30, 2000.

o The Company will reimburse you the following expenses in accordance with the terms in the following paragraphs.
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o        Temporary  housing  expenses during the period of March 1, 2000 to June
         30, 2000. This includes payment of monthly rent, utilities, rented furniture, telephone, one-bedroom apartment up to $1,600 per month for four months.

o        Travel expenses  between  Charlotte and  Indianapolis  March 1, 2000 to
         June 30, 2000: Advance ticket purchases should be made in order to minimize cost. Assume 6 trips (every two weeks) and assume between family cars and company leased vehicles, a rental car expense would not be required. Some trips could be tied in with sales calls to the area.

o Travel expenses for your family while house hunting: Reasonable travel (advance tickets, economy) and lodging and meal expenses for up to three house-hunting trips (for a maximum total 10 days, including one trip with the children. Assume the rented apartment would cover lodging expenses other than the children's trip.

o Temporary housing expense for the family in Indianapolis, assuming the relocation to Indianapolis occurs in advance of the availability of the Indianapolis residence: The Company would assume the month-to-month costs up to a maximum of three months and for rental of apartment and furniture and utilities or the equivalent hotel costs. The employee is responsible for meals.

o The Company will pay reasonable expenses for travel and lodging and meals for your family during the relocation trip to the new location.

Moving Expenses:

o The Company will reimburse all reasonable expenses associated with the shipping of household furnishings and personal property, as well as shipper's charges for shipping containers, packing and unpacking, insurance and reasonable fees for storage up to 60 days. Any unusual moving and installation/set-up expenses relating to personal property such as boats, recreational vehicles, aircraft, livestock, etc. will not be reimbursed by the Company.

Sale of Principal Residence:

o The Company will reimburse the employee all reasonable and customary expenses connected with the sale of employee's home, such as brokerage and legal fees customary in the area, tax stamps, recording fees, appraisal costs, advertising expense. In the event that you sell your own home, without the use of a realtor, the Company will pay a bonus of
         50.0 percent of the customary real estate fee to the employee as a bonus for selling the home without real estate agent fees. The employee and the Company must agree on the range of asking price, marketing plans and period of time this personal sales plan would continue.

Incidental Expenses:

o To compensate for incidental and out-of-pocket expenses, not expressly reimbursed under this policy, the Company will pay $6,000 for such incidental expenses related to the relocation.
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Accounting Treatment of Relocation Expenses:

o After filing your 2000 tax returns in 2001, Hurco's tax manager will calculate what your Federal, State and Local taxes payable for 2000 would have been exclusive of the relocation costs included in adjusted gross income and the related deductible moving expenses. Both the "with" and "without" calculations of taxes payable will exclude capital gains/losses and any significant non-recurring income, such as severance pay from your prior employer received after being employed by Hurco. The incremental income taxes paid as a result of the relocation expenses will be "grossed up" based on an effective Federal, State and Local tax rate of 34%. Example: If the incremental taxes paid are $10,000, the reimbursement will be $10,000 / (1-34%) equals $15,151.

Employment Termination Agreement:

o In the event Hurco terminates your employment as President, of Hurco's North American operations, Hurco shall pay you twelve (12) months severance, at the then present base salary rate, from the date you are relieved of your responsibilities which would be thirty (30) days following written notice. Health and life insurance benefits will be maintained during the twelve-month severance period or until you have obtained alternate employment, if earlier. The Corporation will also provide you with the services of a professional outplacement firm.

o In the event you resign prior to the termination of your employment, Hurco will not be obligated to continue making salary payments after your last day of employment.

o If you resign during the first year of employment, you will repay the Company the total relocation expenses.

Carrying Costs of Prior Home:

o The Company policy will not pay for the costs of the prior home if the purchase of the new home occurs prior to closing the sale of the prior home.

Accommodations:

o The Company's policy does not include the provision for a bridge loan assuming the new house is purchased prior to the sale of the existing home.

Expenses Associated with the Purchase of a New Home:

o The Company policy does not reimburse the employee for expenses on the purchase of a new home

Cost of Living:

o        Attached  is  a  cost  of  living  comparison   between  Charlotte  and
         Indianapolis. Please note the 4.65% net benefit for sales/income tax by moving to Indianapolis. This represents approximately $7,000 savings on $150,000 annual income.
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Bernie,  I believe  this  revised  offer  provides  compensation,  benefits  and relocation plan which is commensurate with the responsibilities and relocation timetable. I am hopeful you accept this offer as I look forward to working with you again. Please call me if you have questions. I would appreciate your acceptance by signing this acknowledgement by February 7, 2000.

Sincerely,

/s/ Brian D. McLaughlin
Brian D. McLaughlin
President and CEO

Acknowledged and accepted,

/s/ Bernard Faulkner                                 February 8, 2000
Bernard Faulkner                                     Date